Exhibit 99.1

Nurix Therapeutics Expands its Board of Directors with the Addition of Two Industry Leaders

SAN FRANCISCO, September 30, 2021 (GLOBE NEWSWIRE) — Nurix Therapeutics, Inc. (Nasdaq: NRIX), a biopharmaceutical company developing targeted protein modulation drugs, today announced the appointments of Judith A. Reinsdorf and Paul M. Silva to its board of directors, effective October 1, 2021. Ms. Reinsdorf is the former executive vice president and general counsel of Johnson Controls International, and Mr. Silva is the former senior vice president, chief accounting officer at Vertex Pharmaceuticals Incorporated.

“I am delighted to welcome Judy and Paul to the Nurix board as we enter this important stage in the company’s development and execute on our plan to advance multiple programs into clinical trials by the end of 2021,” said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Nurix. “The Nurix team looks forward to benefitting from their broad operational and strategic experience as we advance our exciting portfolio of drug candidates and continue to develop our highly productive DELigase drug discovery platform.”

Ms. Reinsdorf has extensive experience in executive roles across multiple industries. She most recently served as executive vice president and general counsel of Johnson Controls International, a global leader in building products and technology and integrated solutions, from September 2016 to November 2017, following its merger with Tyco International, where she served as executive vice president and general counsel from March 2007 until September 2016. She currently serves on the board of directors of Cornerstone Building Brands, Inc. and EnPro Industries, Inc., and on the advisory board of Teach for America – New Jersey and the NACD New Jersey Chapter. Previously, Ms. Reinsdorf served on the boards of Alexion Pharmaceuticals, Inc. until its acquisition by Astra Zeneca in 2021 and The Dun & Bradstreet Corporation from 2013 until 2019 when it was taken private. She began her career in 1989 as an associate at Crowell & Moring and held various legal counsel positions at Monsanto, Pharmacia and C.R. Bard. Ms. Reinsdorf holds a B.A. from the University of Rochester and a J.D. from Cornell Law School.

Mr. Silva is a biotechnology leader with more than 30 years of finance and operational experience. He served as senior vice president, chief accounting officer, at Vertex Pharmaceuticals Incorporated, a global biotechnology company, from April 2011 until his retirement in April 2021, and also served as the company’s interim chief financial officer from January 2019 to April 2019. Mr. Silva joined Vertex in August 2007 and was the company’s vice president and corporate controller from September 2008 through April 2011. Prior to Vertex, he held positions at Iron Mountain Incorporated and Thermo Electron Corporation. Mr. Silva holds a B.S. in accounting from Assumption College.

About Nurix Therapeutics, Inc.

Nurix Therapeutics is a biopharmaceutical company focused on the discovery, development, and commercialization of small molecule therapies designed to modulate cellular protein levels as a novel treatment approach for cancer and other challenging diseases. Leveraging Nurix’s extensive expertise in E3 ligases together with its proprietary DNA-encoded libraries, Nurix has built DELigase, an integrated discovery platform to identify and advance novel drug candidates targeting E3 ligases, a broad class of enzymes that can modulate proteins within the cell. Nurix’s drug discovery approach is to either harness or inhibit the natural function of E3 ligases within the ubiquitin proteasome system to selectively decrease or increase cellular protein levels. Nurix’s wholly owned pipeline includes targeted protein degraders of Bruton’s tyrosine kinase, a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B, an E3 ligase that regulates T cell activation. Nurix is headquartered in San Francisco, California. For more information, please visit http://www.nurix.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the current beliefs and expectations of management. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, without limitation, statements concerning the expected contributions Ms. Reinsdorf and Mr. Silva will bring to the Nurix board, Nurix’s future plans and prospects, the planned timing of Nurix’s clinical trial programs for its drug candidates and the expansion of Nurix’s DELigase™ platform. Although Nurix believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that may cause Nurix’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including the risks and uncertainties described under the heading “Risk Factors” in documents Nurix files from time to time with the Securities and Exchange Commission (SEC) including Nurix’s Annual Report on Form 10-K filed with the SEC on February 16, 2021, Nurix’s Quarterly Report on Form 10-Q filed with the SEC on July 13, 2021, and other SEC filings. These forward-looking statements speak only as of the date of this press release, and Nurix undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by applicable law.

Contacts:

Investors:	Media:
Jason Kantor, Ph.D.	Elizabeth Wolffe, Ph.D.
Nurix Therapeutics, Inc.	Wheelhouse Life Science Advisors
jkantor@nurixtx.com	lwolffe@wheelhouselsa.com

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